EXHIBIT 4.1.1

AMENDMENT NO. 1 TO

LOAN AGREEMENT

(Baldor)

THIS AMENDMENT NO. 1 TO LOAN AGREEMENT, dated as of March 15, 2002 (the “Amendment”), is entered into by and among THREE PILLARS FUNDING CORPORATION, (“Three Pillars”), SUNTRUST CAPITAL MARKETS, INC. (formerly SunTrust Equitable Securities Corporation), as administrator (the “Administrator”), BALDOR INVESTMENT, LLC. (the “Borrower”), and BALDOR ELECTRIC COMPANY (“Baldor”). Capitalized terms used and not otherwise defined herein are used as defined in the Loan Agreement, dated as of March 16, 2001 among Three Pillars, the Administrator, the Borrower and Baldor (as amended to date, the “Loan Agreement”).

WHEREAS, the parties hereto desire to further amend the Loan Agreement in certain respects as provided herein;

NOW THEREFORE, in consideration of the premises and the other mutual covenants contained herein, the parties hereto agree as follows:

SECTION 1. Amendments to the Loan Agreement.

The definition of “Scheduled Commitment Termination Date” in Section 1.1 is hereby amended to read in its entirety as follows:

“Scheduled Commitment Termination Date: March 14, 2004”

SECTION 3. Effect of Amendment. Except as modified and expressly amended by this Amendment, the Loan Agreement is in all respects ratified and confirmed, and all the terms, provisions and conditions thereof shall be and remain in full force and effect. On and after the effective date hereof, all references in the Loan Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder” or words of like import refer to the Loan Agreement as amended by this Amendment.

SECTION 4. Binding Effect. This Amendment shall be binding upon and inure to the benefit of the parties to the Loan Agreement and their successors and permitted assigns.

SECTION 5. Governing Law. This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

SECTION 6. Execution in Counterparts; Severability. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original, and all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page by facsimile shall be effective as delivery of a manually executed counterpart of this Amendment. In case any provision in or obligation under this Amendment shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their respective officers thereunto duty authorized, as of the date first above written.

THREE PILLARS:	THREE PILLARS FUNDING CORPORATION

	By:	/s/ Douglas K. Johnson
	Title:	President

THE BORROWER:	BALDOR INVESTMENT, LLC

	By:	/s/ Ron Tucker
	Title:	CFO, Treasurer

THE ADMINISTRATOR:	SUNTRUST CAPITAL MARKETS, INC.

	By:	/s/ James R. Bennison
	Title:	Managing Director

THE MASTER SERVICER:	BALDOR ELECTRIC COMPANY

	By:	/s/ Ron Tucker
	Title:	CFO, Treasurer

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